Exhibit 99.1

ONCOTELIC PROVIDES 3RD QUARTER 2021 COMPARED TO 3RD QUARTER 2020 FINANCIAL RESULTS AND CORPORATE UPDATE

AGOURA HILLS, Calif., November 23, 2021 – Oncotelic Therapeutics, Inc. (“Oncotelic” or the “Company”) (OTCQB:OTLC) today announced financial results for the third quarter ended September 30, 2021 (“Q3 2021”), as well as an update on its product and therapeutic development initiatives and other corporate updates.

Q3 2021 compared to Q3 2020 Financial Results Overview –

ONCOTELIC THERAPEUTICS, INC. AND SUBSIDIARIES

Consolidated STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED

SEPTEMBER 30

(UNAUDITED)

	September 30, 2021	September 30, 2020	Variance
Operating expense:
Research and development	$621,927	$936,196	$(314,269)
General and administrative	1,187,035	680,077	506,958
Total operating expense	1,808,962	1,616,273	192,689
Loss from operations	(1,808,962)	(1,616,273)	192,689
Other income (expense):
Loss on conversion of debt	-	(88,817)	(88,817)
PPP loan forgiveness	253,347	-	253,347
Change in the value of derivatives on debt	145,449	49,992	95,457
Interest expense, net	(445,364)	(331,459)	(113,925)
Net loss before non-controlling interests	$(1,855,529)	$(1,986,537)	$(131,008)

Total operating expenses for Q3 2021 increased to $1.8 million from $1.6 million in Q3 2020, due to a $0.3 million decrease in R&D expense and a $0.5 million increase in general & administrative expenses. The decrease in R&D expense was due to lower personnel and clinical development costs in Q3, 2021 as compared to that in Q3 2020. The increase in G&A expense was due to higher stock compensation expense of $0.6 million as reduced by lower legal and professional expenses of $0.1 million during Q3 2021 as compared to Q3 2020.

Net loss attributable to common stockholders for Q3 2021 was $1.6 million, or ($0.00) per common share, compared to a net loss of $2.0 million, or ($0.02) per common share, for Q3 2020. The lower net loss per common share was due to the higher weighted average share in 2021 due to the conversion of our preferred shares in Q1 2021.

Subsequent events: In September 2021, the Company secured $1.5 million in debt financing as per the term sheet for the formation of a joint venture with Golden Mountain Partners (“GMP”) signed in August 2021; and subsequently an additional $0.5 million in October 2021 as we move towards formalizing the joint venture with GMP. In aggregate, GMP has invested $5.2 million in OT-101. As of this week, there are multiple bids for OT-101, which are being reviewed by the Company and the Board.

Highlights for Q3 2021 and thereafter:

In August 2021 the Company and GMP executed letter of intent and a non-binding term sheet to which the Company and GMP will, subject to shareholder approval, form a joint venture (the “JV”) with the objective to develop the Company’s product portfolio. Pursuant to the Term Sheet, the Company will contribute its product portfolio to the JV in consideration for a 35% ownership stake in the JV. The term sheet set forth the issuance by the Company of a convertible note for $1.5 million to GMP to fund the OT-101 clinical trial study close-out. In September 2021, the Company entered into an unsecured convertible note purchase agreement with GMP, pursuant to which the Company issued a convertible promissory note in the aggregate principal amount of $1.5 million, convertible into shares of the Company’s Common Stock. Further, in October 2021, the Company entered into an unsecured convertible note purchase agreement with GMP, pursuant to which the Company issued a convertible promissory note in the aggregate principal amount of $0.5 million, which note is convertible into shares of the Company’s Common Stock.

In September 2021, the Company entered into an exclusive License Agreement (the “Agreement”) with Autotelic, Inc. (“Autotelic”), pursuant to which Autotelic granted the Company the exclusive right and license to certain Autotelic Patents and Know-How and a right of first refusal to acquire at least a majority of the outstanding capital stock of Autotelic prior to Autotelic entering into any transaction as defined in the agreement. In exchange for the rights granted to Oncotelic, Autotelic will be entitled to earn the milestone payments of up to $50 million upon achievement of certain financial, development and regulatory milestones and royalties equal to 15% of the net sales of any products that incorporate the Autotelic Patents or Autotelic Know-How.

“We are very encouraged by the progress being made at Oncotelic through the first nine months of 2020,” said Amit Shah, CFO of Oncotelic. “We look forward to the completion of our JV so that the OT-101 asset can be fully developed especially in response to the current surge in COVID-19 globally due to the new variants. At the same time, we are leveraging on our previous successes along the 505(b)2 strategy for the development of AL-101 as our lead fast to market drug candidate”

Additional information is included in the Company’s Form 10-Q for the period ended September 30, 2021, filed on November 22, 2021, a copy of which is available free of charge at http://investor.Oncotelic.com/sec-filings.

Recent Product Development Highlights

● AL-101 CNS Program

AL-101 (intranasal apomorphine), is our lead fast-to-market 505(b)2 regulatory pathway drug candidate for Parkinson Disease (“PD”) and Erectile Dysfunction (“ED”), especially phosphodiesterase 5 (“PDE5”) non-responders. Oncotelic also plans to develop AL-101 as a new class of drug against Female Sexual Dysfunction (“FSD”), including Hypoactive Sexual Desire Disorder (“HSDD”). Through targeting the dopamine receptors in the brain, AL-101 has multiple CNS effects that will be leverage in its development- mirroring the successes we have had previously with AbraxaneTM and CynviloqTM via the 505(b)2 pathway. AL-101 has shown a favorable safety and efficacy profile and is phase 3 ready with six clinical trials completed and over 200 patients (2,200 doses) treated.

Over 60,000 new patients annually being diagnosed with PD in the United States and currently there are over 1 million patients in the US and expected to increase to over 1.2 million by 2030. In addition, approximately 10 million suffer from this disease globally. https://www.parkinson.org/Understanding-Parkinsons/Statistics. As reported by Pharmaceutical Technology by GlobalData Healthcare on May 26, 2020, KYNMOBI™ (apomorphine HCI) sublingual film was approved through the 505(b)2 pathway for acute, intermittent treatment of OFF episodes in patients with PD. KYNMOBI™ dissolves under the tongue. Per GlobalData Healthcare, KYNMOBI™ is expected to generate $219 million annually. https://www.pharmaceutical-technology.com/comment/sunovion-pharmaceuticals-kynmobi-parkinsons/. We anticipate AL-101 to be a superior product based on rapid and preferential accumulation in the brain.

ED is the most prevalent male sexual disorder globally. The percentages of men affected by ED are as follows: 14.3-70% of men aged ≥60 years, 6.7-48% of men aged ≥70 years, and 38% of men aged ≥80 years (Geerkens MJM et al. (2019). Eur Urol Focus. pii: S2405-4569(19)30079-3).

FSD is a prevalent problem, afflicting approximately 40% of women and there are few available treatment options. In June 2019, the U.S. Food and Drug Administration approved Vyleesi (bremelanotide) to treat acquired, generalized HSDD in premenopausal women. Currently, this is the only available drug treatment. Vyleesi has essentially replaced the only other drug for HSDD - however, it has a long list of drug-drug interactions, including commonly used antidepressants, such as fluoxetine and sertraline. In addition, it has a black box warning regarding its use with alcohol, a combination that has been associated with hypotension and syncopal episodes. Therefore, there is an urgent need for an effective therapy against FSD and HSDD.

● OT-101/PD-1 Oncology Program

The OT-101/PD-1 program is designed to assess the impact of OT-101 across multiple cancer indications, where local tumoral secretion of transforming growth factor-beta (“TGF-β”) suppressed the clinical activity of checkpoint inhibitors, CAR-T, and vaccines. Multiple phase 2 trials combination of OT-101, with a PD-1 inhibitor, in collaboration with large pharmaceutical company, and leading KOLs around the world, are being developed for initiation early 2022. These trials span mesothelioma, glioblastoma, lung, and colorectal cancers where AI driven transcriptome analyses will be used to derive the predictive and prognostic biomarker for TGF-β therapeutics, including OT-101.

TGF- β promotes immune evasion. The different components surrounding a tumor are collectively known as the tumor microenvironment (TME). The TGF-β signaling pathway is activated in the TME and the tumor, leading to alteration in the composition of the TME that favors tumor growth and aggressiveness. A major component of the TME, called Cancer-Associated Fibroblasts. help the tumor grow and escape destruction by the host immune system. As such even if an immune cell is sitting next to the tumor cells, it would not do anything because the tumor is making so much TGF, essentially cloaking the tumors. OT-101 inhibits the making TGF- β protein.

A PD-1 inhibitor, such as Keytruda, is not chemotherapy or radiation therapy — it is an immunotherapy and it works with our immune system to help fight cancer. Immunotherapy is spectacularly effective. These agents mobilize the immune system to attack the tumor and achieve cure (not just slowing down of the tumor/remission). However, it will work in only about 10% of patients. The rest have too much TGF- β for PD-1 immunotherapy to be effective. Knocking down TGF with OT-101 should improve the cure rate above the 10%. We are hoping that cure rate can reach 100% in the future.

● OT-101/IL-2 Oncology Program

Our OT-101/IL-2 combination trial (the “Trial”), has now successfully completed the safety evaluation of its safety cohort, allowing for further expansion of its clinical program into phase 2 and higher doses.

The Trial - A Multi-center, Open label, Phase Ib clinical study to evaluate the safety, tolerance, and efficacy of TASO-001 (“OT-101”), a TGF-β targeting anti-sense oligonucleotide, in combination with recombinant interleukin-2 (Aldesleukin, “IL-2”), in patients with advanced or metastatic solid tumor cancer. ClinicalTrials.gov Identifier: NCT04862767. The Trial is being conducted by Autotelic BIO, a partner of Oncotelic on the OT-101/IL-2 combination.

In the safety cohort treated during the Trial, the standard dosage of 140mg/m2 of OT-101was well tolerated in combination with IL-2, which has allowed for ongoing dose escalation to 190 mg/m2. The 140 mg/m2 dose was shown to be the optimal dose for OT-101 in a prior trial targeting pancreatic cancer, melanoma, and colorectal cancer (“P001”). In the P001 trial, the maximum tolerated dose was not reached even at 330 mg/m2. Therefore, the Company believes that increasing the dose above 140 mg/m2 should further enhance the clinical activity of OT-101.

OT-101 is a first-in-class anti-TGF-β ribonucleic acid (“RNA”) therapeutic that has exhibited single agent activity in relapsed/refractory cancer patients in multiple clinical trials. OT-101 has also demonstrated activity against the SARS-CoV-2 virus, the virus that causes COVID-19, and is currently being evaluated in the Company’s C001 clinical trial against hospitalized severe COVID-19.

● OT-101 COVID-19 program

On October 18, the data lock of the Study Data and Analysis Data Models (SDTMs & ADaMS Databases) were generated for the Company’s C001 trial for COVID-19. The trial compares OT-101 plus standard of care (“SOC”) versus Placebo plus SOC, the SOC which includes dexamethasone (N= 32 pts at 2:1 randomization ratio). Dexamethasone is the only known drug to improve outcome for severe COVID-19. The top line data as previously disclosedare:

Safety endpoints met. OT-101 as a TGF-β inhibitor was safe to administer to COVID-19 patients including severe/critical COVID-19 patients.

Efficacy signals were obtained. End of treatment- Day 7-mortality for the entire study population was 4.5% OT-101 versus 20% Placebo

Incidence of >96% viral load knockdown on End of Treatment- Day 7- was 89% for OT-101 versus 67% for placebo.

Overall survival improved significantly improved from 4 day for placebo to 14 day OT-101 among critically ill COVID-19 pts

The data form the basis for us to further develop this as a drug to treat severe respiratory viral infections including flu and COVID. Both tumor cells and the SARS-CovCoV-2 viruses induce TGF-β as part of their immune evasion mechanism. Consequently, inhibiting TGF-β by OT-101 is expected to impact both cancer and COVID. By targeting the host protein, OT-101 is expected to work against multiple respiratory viruses agnostic of the emerging variants, unlike traditional antiviral drugs and vaccines. This aspect is important as we have identified mutations occurring on ORF-8 of SARS-Cov-2 on the delta variant backbone that is increasing in frequencies and could confer immune evasion properties to the virus.

● Artemisinin COVID-19 Program

○	We have deployed Artemisinin as herbal supplement in India under the name PulmoHealTM together with Chopra Foundation and Heart Care Foundation of India (HCFI) and Parmarth Niketan Ashram to combat COVID during the deadly surge in COVID-19 in summer of 2021 as a humanitarian effort. As we build our patent portfolio around Artemisinin and its analogs for COVID-19 and other respiratory viral infections we are positioning Artemisinin and its analog artesunate as pharmaceutics. We look forward to completion of the WHO trial on artesunate against COVID-19 as validation of our ARTI19 clinical trial among 120 pts in India. The larger WHO trial should provide the definitive efficacy data for further development of the drug.

About Oncotelic Therapeutics

Oncotelic Therapeutics, Inc. (f/k/a Mateon Therapeutics, Inc.) (“Oncotelic”), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, and changed its name to Mateon Therapeutics, Inc. in 2016, and Oncotelic Therapeutics, Inc. in November 2020.

Oncotelic is an artificial intelligence driven immuno-oncology company with a robust pipeline of first in class TGF-β immunotherapies for late stage cancers such as gliomas, pancreatic cancer and melanoma. OT-101, the lead immuno-oncology drug candidate of Oncotelic, is a first-in-class anti-TGF-β RNA therapeutic that exhibited single agent activity in relapsed/refractory cancer patients. OT-101 also has shown activity against SARS-CoV-2 and has completed a phase 2 trial against COVID-19 with data cleaning and datalock ongoing. Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on rare pediatric cancers. Oncotelic also has rare pediatric designation for DIPG (OT-101), melanoma (CA4P), and AML (OXi 4503). The Company also acquired PointR Data Inc. (“PointR”) in November 2019.

For more information, please visit www.oncotelic.com.

Oncotelic’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward¬ looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties, and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. The Company does not provide any assurance that it will be able to conduct the required trials on any of its products, the ability to fund those development activities, the success of the trials and/or the successful completion of the trials. Further, the Company cannot provide any assurances as to the expectations for its products including and in terms of efficacy or superiority of our products. The Company also does not provide any assurances of being able to successfully launch the products developed, or generate any revenues therefrom or from the licensing of the products. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the Company’s annual report on Form 10-K filed with the SEC on April 15, 2021 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Oncotelic Therapeutics, Inc.:

Amit Shah

ashah@oncotelic.com